EXHIBIT 10.2
Via electronic mail delivery
April 6, 2020
IAA, Inc.
Attn: Board of Directors
Two Westbrook Corporate Center, 10th Floor Westchester, IL 60154
Re:    Letter Agreement – Temporary Reduction in Director Compensation
Dear Board of Directors:
As you know, as members of the Board of Directors of IAA, Inc. (the “Board”), you are entitled to certain payments for your services, which include, among other things, cash compensation in the form of an annual retainer, additional chairman or committee chair retainers, and any committee membership fees/retainers, each of which are paid in quarterly installments (collectively, the “Director Compensation”), as approved at the July 29, 2019 Annual Meeting of the Board, and as modified from time to time thereafter.
On April 5, 2020, during a call with all Directors present, after discussion by the Board, a motion was made to enact a temporary 20% reduction in the cash portion of the Director Compensation (the “Retainer Reduction”), due to current circumstances surrounding COVID-19. The motion for a Retainer Reduction was approved unanimously and thus carried, as will be reflected in the Minutes for the April 5, 2020 meeting. Accordingly, for the purpose of implementing the Retainer Reduction, you agree that the cash portion of your Director Compensation will be reduced by 20% for this Second Quarter of 2020. The Retainer Reduction will be for this Second Quarter of 2020 only, unless the Board agrees to extend the Retainer Reduction for any subsequent Quarter.
The Retainer Reduction will not affect any other terms of the Director Compensation, or otherwise invalidate or alter any terms, rights, or powers of Directors as defined in the By-laws of IAA, Inc. Except for the Retainer Reduction, all of the other terms of the directorship will remain in full force and effect.
This Letter Agreement may be executed by you or any other Director in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Please sign on the following page to acknowledge and agree to the terms of this Letter Agreement.
Respectfully submitted,
IAA, INC.

By: /s/ Sidney Peryar
Executive Vice President,
Chief Legal Officer & Secretary

IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement, which may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This action shall be effective as of April 5, 2020. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, or other reproduction be a complete reproduction of the entire original writing.
AGREED AND ACCEPTED BY:

BOARD OF DIRECTORS:

By:/s/ John Larson
John Larson

By:/s/ John Kett
John Kett

By:/s/ Lynn Jolliffe
Lynn Jolliffe

By:/s/ Olaf Kastner
Olaf Kastner

By:/s/ Brian Bales
Brian Bales

By:/s/ Bill Breslin
Bill Breslin

By:/s/ Sue Gove
Sue Gove

By:/s/ Gail Evans
Gail Evans

By:/s/ Peter Kamin
Peter Kamin